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                     August 24, 2020

       Christopher Eperjesy
       Chief Financial Officer
       Cooper Tire & Rubber Company
       701 Lima Avenue
       Findlay, Ohio 45840

                                                        Re: Cooper Tire &
Rubber Company
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 24,
2020
                                                            File No. 001-04329

       Dear Mr. Eperjesy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing